AGREEMENT OF SALE

     THIS AGREEMENT, entered into as of the 6th day of June, 1996 by and between ROBERT HEIDENBERG ("Purchaser") and AMERICAN WAY PARTNERS, an Illinois limited partnership ("Seller").

                                  WITNESSETH:

     1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Five Million Two Hundred Thousand and No/100 Dollars ($5,200,000.00), that certain property ("Property") in Fairfield, New Jersey, more particularly described on Exhibit A attached hereto, which Property is known as the American Way Mall.

     2.   PURCHASE PRICE.  The Purchase Price shall be paid as follows:

          a. Upon the execution of this Agreement, the sum of $100,000.00 ("Earnest Money") to be held in escrow by the Escrow Agent (as that term is defined in the Escrow Agreement) by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit B;

          b. On the Closing Date (as hereinafter defined), $5,200,000.00 (inclusive of all Earnest Money) adjusted in accordance with the prorations by federally wired "immediately available" funds delivered to the Title Insurer (as hereinafter defined) no later than 12:00 Noon on the Closing Date. All or a portion of the cash due at Closing may be funded through a "money lender escrow".

     3.   TITLE COMMITMENT AND SURVEY.

          a. Attached hereto as Exhibit C is a title policy dated December 26, 1986 (the "Original Title Policy") issued by Chicago Title Insurance Company. The owner's Title Policy ("Title Policy") to be issued at the closing by First American Title Insurance Company (the "Title Insurer") will be in the amount of the Purchase Price subject only to real estate taxes and municipal charges not yet due and payable, the general printed exceptions contained in the policy and the special title exceptions set forth in Schedule B, Numbers 1 through 13 inclusive of the Original Title Policy as well as the exclusions from coverage shown in the Original Title Policy. All of the above are herein referred to as the "Permitted Exceptions". The Original Title Policy shall be conclusive evidence of good title as therein shown as to all matters insured by the policy, subject only to the exceptions therein stated. On the Closing Date, Seller shall cause the Title Insurer to issue the Title Policy or a "marked up" commitment in conformity with the Original Title Policy.
Seller shall pay the costs of the Title Policy; however, Purchaser shall pay the costs of "extended coverage" or any special endorsements which Purchaser requires. Notwithstanding the foregoing, the following shall be applicable with respect to the "Permitted Exceptions":

               i. All references to tenancies, whether pursuant to recorded instrument or otherwise, will be limited to tenants in possession at the time of closing provided that such tenants do not include any tenants
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     other than those shown in the rent roll or are tenants under the
     New Leases as hereafter defined. To the extent that any recorded instrument refers to a tenant whose lease has terminated, references to that terminated lease will not be a permitted title exception.

               ii. References to subleases shall not be a permitted title exception even if the sublessee is in possession, unless the owner of the real estate shall have joined in the sublease.

          b. Purchaser acknowledges receipt of a survey ("Survey") of the Property prepared by JMH Associates dated as of August 24, 1985 and revised through December 20, 1986. Seller has ordered an updated Survey, which will be certified to the Purchaser and the Title Insurer and will include (i) an ALTA certification, (ii) Flood Plain certification, if any, (iii) legal description,
(iv) visible unrecorded easements, (v) location of water lines, (vi) identify access to public roads, and (vii) locate set-backs. Purchaser and Seller shall equally share the cost of the updated Survey. If the updated Survey discloses matters which are not reflected on the original Survey or are in addition to the Permitted Exceptions and which would prevent the Title Insurer from deleting the survey exception as to said new matters from the Title Policy ("Survey Defects"), then upon notice delivered to Seller by Purchaser within three (3) business days after receipt of the updated Survey, Seller shall either cause the Survey Defects to be removed from the updated Survey or cause the Title Insurer to insure against loss or damage resulting from the Survey Defects ("Title Indemnity"). If Seller is unwilling to (i) have the Survey Defects removed from the updated Survey or (ii) cause the Title Insurer to issue a Title Indemnity to Purchaser within five (5) business days after receipt of notice from Purchaser of the Survey Defects, then Purchaser shall have the right to elect to terminate this Agreement. Purchaser shall notify Seller of its election within three (3) business days after receipt of notice from Seller that the Survey Defects will not be removed or that the Title Insurer will not issue the Title Indemnity. If Purchaser fails to make the election within the aforesaid three (3) business days, then it shall be conclusively presumed that Purchaser has elected to take title to the Property subject to the Survey Defects. If Purchaser elects to terminate this Agreement pursuant to this Paragraph, then the Earnest Money plus all accrued interest shall be delivered to Purchaser.

     4. CONDITION OF TITLE/CONVEYANCE. Seller agrees to convey fee simple title to the Property by Special Warranty Deed ("Deed") in recordable form subject only to the Permitted Exceptions. If Seller is unable to convey title to the Property subject only to the Permitted Exceptions because of the existence of an additional title exception ("Unpermitted Exception"), then Purchaser can elect to take title to the Property subject to the Unpermitted Exception or terminate this Agreement. If Purchaser elects to terminate this Agreement, then the Earnest Money plus all accrued interest shall be delivered to the Purchaser. Notwithstanding the aforesaid, Seller shall be obligated to remove (i) any mortgage liens placed by Seller against the Property and (ii) all other liens of a definite ascertainable amount provided said other liens do not exceed $50,000.00.

If Seller fails to remove such other liens, then Purchaser can (i) in the event said other liens do not exceed $50,000.00, elect to remove those liens from the proceeds of the cash due at Closing or (ii) if said other liens exceed $50,000.00 and Seller elects to not remove same, terminate this Agreement and in such event the Earnest Money plus all accrued interest shall be delivered to Purchaser.

     5. PAYMENT OF CLOSING COSTS. Purchaser and Seller shall equally share the costs of the documentary stamps (if any) to be paid with reference to the Deed and all other stamps, intangible, documentary, recording, sales tax and surtax imposed by law with reference to any other documents delivered in connection with this Agreement. Purchaser shall pay all recording costs and documentary and/or intangible stamps in connection with any mortgage Purchaser may obtain.

     6. ASSIGNMENT OF REAL ESTATE LEASES. On the Closing Date in addition to conveying the Property to Purchaser, and in further consideration of the payment of the Purchase Price described herein, Seller shall also assign its rights as lessee under those two (2) certain real estate leases (the "Real Estate Leases") for two (2) certain parcels of real estate adjacent to the Property (the "Adjacent Property"), copies of which are attached hereto as Exhibit M. From and after the Closing Date Purchaser shall assume and be bound by all of the terms and conditions of the Real Estate Leases. On the Closing Date, Seller and Purchaser shall execute and deliver an assignment and assumption of real estate leases in the form of Exhibit N attached hereto.

     7.   DAMAGE, CASUALTY AND CONDEMNATION.

          a. If the Property suffers damage as a result of any casualty prior to the Closing Date and can be repaired or restored in the case of real property for $100,000 or less, then Seller shall commence and complete the repair or restoration in an expeditious manner. Seller shall retain all insurance proceeds. If the cost of repair or restoration exceeds that amount, then Purchaser (upon notice delivered to Seller within twenty (20) days after notice of such casualty) can elect to either: (a) terminate this Agreement whereupon the Earnest Money plus all accrued interest thereon shall be delivered to the Purchaser; or (b) accept the Property in its damaged condition together with an assignment from Seller of all insurance proceeds including an assignment of Seller's assignable right to its loss of rental insurance and receive a credit at Closing in the amount of the deductible.

          b. If condemnation proceedings ("Proceedings") are instituted against the Property and the parties reasonably believe that such Proceedings will result in an award in excess of $100,000.00, then Purchaser can elect to either take the Property subject to the Proceedings and an assignment of Seller's interest in the Proceedings or terminate this Agreement. If Purchaser elects to terminate this Agreement, it shall be by notice to the Seller within five (5) days after Seller notifies Purchaser of the Proceedings.

          c. If the Agreement is terminated pursuant to this Paragraph, then the Earnest Money plus all accrued interest shall be delivered to the Purchaser.

     8.   AS-IS CONDITION.

          a. Purchaser is not relying on Seller having made any inquiry as to the condition of the Property, Adjacent Property or the leases. Purchaser acknowledges and agrees that it will be purchasing the Property and accepting the assignment of the Real Estate Leases and assuming Seller's obligations thereunder based solely upon its inspection and investigations of the Property and Adjacent Property and that Purchaser will be purchasing the Property and accepting the assignment of the Real Estate Leases "AS IS" and "WITH ALL FAULTS" based upon the condition of the Property and Adjacent Property as of the date of this Agreement, subject to reasonable wear and tear and loss by fire or other casualty or condemnation from the date of this Agreement until the Closing Date. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any other representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property or Adjacent Property, including, but not limited to, the condition of the land or any improvements, the existence or nonexistence of asbestos, lead in water, lead in paint, radon, underground or above ground storage tanks, petroleum, toxic waste or any Hazardous Materials or Hazardous Substances (as such terms are defined below), the tenants of the Property or Adjacent Property or the leases affecting the Property or Adjacent Property, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property or Adjacent Property, water or water rights, topography, drainage, soil, subsoil of the Property or Adjacent Property, the utilities serving the Property of Adjacent Property or any zoning, environmental or building laws, rules or regulations affecting the Property or Adjacent Property. Seller makes no representation that the Property or Adjacent Property complies with Title III of the Americans With Disabilities Act or any fire codes or building codes. Purchaser hereby releases Seller from any and all liability in connection with any claims which Purchaser may have against Seller, and Purchaser hereby agrees not to assert any claims, for damage, loss, compensation, contribution, cost recovery or otherwise, against Seller, whether in tort, contract, or otherwise, relating directly or indirectly to the existence of asbestos or Hazardous Materials or Hazardous Substances on, or environmental conditions of, the Property or the Adjacent Property, or arising under the Environmental Laws (as such term is hereinafter defined), or relating in any way to the quality of the indoor or outdoor environment at the Property or Adjacent Property. This release shall survive the Closing. As used herein, the term "Hazardous Materials" or "Hazardous Substances" means (i) hazardous wastes, hazardous materials, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as "hazardous wastes," "hazardous materials," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. Section 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601, et seq.; the Clean Water Act ("CWA"), 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C.
Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively the "Environmental Laws"); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel,
(E) asbestos, (F) lead in water, paint or elsewhere, (G) radon,
(H) Polychlorinated Biphenyls (PCB's) and (I) ureaformaldehyde.

          b. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Seller makes no representation or warranty that such material is complete or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller from any liability with respect to such historical information.

     9. CLOSING. The closing ("Closing") of this transaction shall be a "New York Style" closing on July 22, 1996 ("Closing Date"), at the office of the Seller's attorney, at which time Seller shall deliver possession of the Property to Purchaser or at such earlier time as may be reasonably requested by Purchaser upon reasonable notice to Seller.

     10.  CLOSING DOCUMENTS.

          a. On the Closing Date, Purchaser shall deliver to Seller an executed closing statement, the balance of the Purchase Price, and such other documents as may be reasonably required in order to consummate the transaction as set forth in this Agreement.

          b. On the Closing Date, Seller shall deliver to Purchaser possession of the Property; the Deed (in the form of Exhibit D attached hereto) subject to the Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser; an executed closing statement; an executed assignment and assumption of all service contracts (in the form of Exhibit E attached hereto); an executed assignment and assumption of all leases and security deposits (in the form of Exhibit F attached hereto); updated rent roll; a notice to the tenants of the transfer of title and the assumption by Purchaser of the landlord's obligations under the leases and the obligation to refund the security deposits (in the form of Exhibit G attached hereto); a non-foreign affidavit (in the form of Exhibit H attached hereto) and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     11. DEFAULT BY PURCHASER. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF ANY DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

     12. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RIGHT TO SUE FOR ACTUAL DAMAGES NOT TO EXCEED $100,000.00 AND THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, WHEREUPON THIS AGREEMENT SHALL TERMINATE AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS ITS REFUSAL TO DELIVER THE DEED, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

     13.  a.   PRORATIONS.  Rents (exclusive of delinquent rents, but including prepaid rents); refundable security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); water and other utility charges; fuels; prepaid operating expenses; real and personal property taxes prorated on a "net" basis (i.e. adjusted for all tenants' liability, if any, for such items); common area maintenance charges and other "pass through" charges to tenants (collectively, "CAM") which are due or will be due to Seller for the period prior to the Proration Date (as hereinafter defined), and other similar items shall be adjusted ratably as of 12:01 A.M. on the date which is fifteen (15) days prior to the Closing Date ("Proration Date"), and credited or debited to the balance of the cash due at Closing. Percentage rents shall be adjusted ratably as of the Proration Date, based upon the previous fiscal year's sales for each tenant. The net amount of the credit due to Seller for its pro rata share of the percentage rents will be deposited in escrow with the Title Insurer to be released from escrow when all of the amounts of percentage rents are finally determined. For the period from the Proration Date through the Closing Date, Purchaser shall be entitled to the benefit of all of the income from the Property and shall bear the burden of all of the operating expenses of the Property, including, but not limited to, insurance, service contracts, employee wages and benefits, management fees, and utility costs. If the amount of any of the items to be prorated is not then ascertainable, the adjustment thereof shall be on the basis of the most recent ascertainable data. All prorations will be final. If special assessments have been levied against the Property for completed improvements, then the amount of any installments which are due prior to the Closing Date shall be paid by the Seller; and the amount of installments which are due after the Closing Date shall be paid by the Purchaser. All assessments for incomplete improvements shall be paid by Purchaser.

          b. DELINQUENT RENTS. If, as of the Closing Date, any rent is in arrears ("Delinquent Rent") for thirty (30) days or less, then Seller's pro rata share of the first rent collected by Purchaser will be delivered to Seller for the Delinquent Rent. Purchaser shall deliver such Delinquent Rent to Seller within 10 days of Purchaser's receipt of that Delinquent Rent. If the

Delinquent Rent is in arrears for more than thirty (30) days, then the first rent collected by Purchaser shall be applied towards current rent and then towards Delinquent Rent. This subparagraph of this Agreement shall survive the Closing and the delivery and recording of the Deed.

     14. TENANT ESTOPPEL CERTIFICATES. Immediately after the execution of this Agreement and Purchaser's deposit of the Earnest Money with the Escrow Agent, Seller will request all of the tenants occupying space in the Property to execute an estoppel certificate in the form of Exhibit J attached hereto ("Tenant Estoppel Certificate"). Purchaser's obligation to close and purchase the Property is not subject to nor conditioned upon Seller's obtaining a Tenant Estoppel Certificate from any tenants other than Bennigans, Steak and Ale and Weight Watchers; however, Seller will attempt to obtain Tenant Estoppel Certificates from the other tenants. Seller will forward copies of the Tenant Estoppel Certificates to the Purchaser after they are received by Seller and will deliver the originals at Closing. Any issues which are raised in the Tenant Estoppel Certificates shall not constitute a Seller's Default hereunder. Seller will provide a statement to Purchaser at the Closing for the remaining tenants (except for the New Leases, as hereinafter defined) who have not delivered a Tenant Estoppel Certificate. Upon receipt of a Tenant Estoppel Certificate from one of the remaining tenants, the aforesaid statement from the Seller shall be exchanged for that particular Tenant Estoppel Certificate.

     15. RECORDING. This Agreement shall not be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and shall be subject to the provisions of Paragraph .

     16. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph . Seller hereby consents to an assignment to any entity which is controlled by Robert Heidenberg or Philip Schonberger, provided such assignment is effected at least five (5) business days prior to Closing. However, Purchaser shall remain liable for all of the Purchaser's obligations and undertakings set forth in this Agreement and the exhibits attached hereto.

     17. BROKER. The parties hereto acknowledge that Allen Cooperman and Associates ("Broker") is the only real estate broker involved in this transaction. Purchaser has not paid and will not pay at any time before, at or after the Closing, any fee, commission or compensation whatsoever to any person whomsoever directly or indirectly on account of this Agreement, its negotiation, or the sale hereby contemplated. Seller agrees to pay Broker a commission or fee ("Fee") pursuant to a listing agreement between Seller and Broker. However, this Fee is due and payable only from the proceeds of the Purchase Price received by Seller. The foregoing does not apply to any fee which may be paid by Seller to any affiliate of Seller as a result of this transaction. Purchaser agrees to indemnify, defend and hold harmless the Seller and any partner, affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's partner, parent or affiliate (each of the above is individually referred to as a "Seller Indemnitee") from all claims, including attorneys' fees and costs incurred by a Seller Indemnitee as a result of anyone's claiming by or through Purchaser any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. Purchaser does now and shall at all times consent to a Seller Indemnitee's selection of defense counsel. Seller agrees to indemnify, defend and hold harmless the Purchaser and all shareholders, employees, officers and directors of Purchaser or Purchaser's parent or affiliate (each of the above is individually referred to as a "Purchaser Indemnitee") from all claims, including attorneys' fees and costs incurred by a Purchaser Indemnitee as a result of anyone's claiming by or through Seller any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. Seller does now and shall at all times consent to a Purchaser Indemnitee's selection of defense counsel.

     18.  DOCUMENTS, INSPECTION OF PROPERTY AND APPROVAL PERIOD.

          a. Seller has delivered to Purchaser copies of the most recent available tax bills, current rent rolls, tenant leases, insurance premiums, 1994 and 1995 financial statements plus year to date financial statements for 1996 for the Property, correspondence relating to zoning and planning issues with the municipality and correspondence, if any relating to adjacent land and service contracts (collectively the "Documents"). All of the Documents shall be subject to approval by Purchaser by the close of business (5:00 P.M. Central Daylight Time) on June 24, 1996 ("Approval Period"). During the Approval Period, upon reasonable notice to the Seller, the Purchaser shall have the right to inspect and approve the condition of the Property during normal business hours. Purchaser, its engineers, architects, employees, contractors and agents shall maintain public liability insurance policies insuring against claims arising as a result of the inspections of the Property being conducted by Purchaser. Purchaser agrees to indemnify, defend, protect and hold Seller harmless from any and all loss, costs, including attorneys' fees, liability or damages which Seller may incur or suffer as a result of Purchaser's conducting its inspection and investigation of the Property including the entry of Purchaser, its employees or agents and its lender onto the Property, including without limitation, liability for mechanics' lien claims.

          b. Purchaser agrees to defend and hold Seller harmless from any injuries, damages or claims of any nature whatsoever which Purchaser's servants, agents or employees may have as a result of Purchaser's inspection of the Property. Purchaser further agrees to restore any damage to the Property which may arise as a result of Purchaser's inspection of the Property.

          c. If Purchaser disapproves the Documents or the condition of the Property, it must be by a notice ("Notice of Disapproval") delivered to Seller and the Escrow Agent prior to the expiration of the Approval Period. The Notice of Disapproval delivered to Seller shall be accompanied with copies of all reports ("Reports") which Purchaser has received during the Approval Period. Upon receipt of the Notice of Disapproval and copies of the Reports, the Earnest Money plus the interest accrued thereon shall be returned to the Purchaser. If Purchaser does not deliver a Notice of Disapproval and copies of the Reports to Seller, then it shall be conclusively presumed that Purchaser has approved the Documents and the condition of the Property and all Earnest Money plus the interest accrued thereon shall belong to Seller unless Seller is in default hereunder.

     19. SURVIVAL OF PURCHASER'S INDEMNITY. Notwithstanding anything in this Agreement to the contrary, Purchaser's obligation to indemnify, defend and hold Seller harmless under various provisions of this Agreement shall forever survive the termination of this Agreement or the Closing and delivery and recording of the Deed.

     20.  SELLER'S REPRESENTATIONS AND WARRANTIES.

          a. Any reference herein to Seller's knowledge, representation, warranty or notice of any matter or thing, shall only mean such knowledge or notice that has actually been received by Michael Conter, the asset manager of the Property, and any representation or warranty of the Seller is based upon those matters of which Michael Conter has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller or the individual partners or the general partner of Seller.

          b. Subject to the limitations set forth in subparagraph a above, Seller hereby makes the following representations and warranties, all of which are made to the best of Seller's knowledge, none of which shall survive the Closing and delivery of the Deed:

               i. The rent roll which Seller has submitted to the Purchaser and which will be updated as of the Closing Date is true and accurate.

               ii. There is no pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property.

               iii. No tenant has filed a claim or threatened to file a claim against Seller.

               iv. Seller has not withheld from the Purchaser any financial information of a material nature.

               v. All security deposits set forth in the tenant leases are refundable.

               vi. Seller has not received any notice of any pending or threatened condemnation proceeding of the Property.

     21. OPERATION AND MANAGEMENT. The management, operation, leasing and maintenance of the Property, including its present full replacement cost and loss of rental insurance, as presently conducted and maintained by the Seller, shall continue until the Closing Date. In addition, Seller shall not enter into any new lease (the "New Leases") or extensions of any existing leases without the prior written consent of Purchaser which consent will not be unreasonably withheld. Seller shall receive a credit on the Closing Date for any costs expended by Seller for leasing commissions for New Leases or extensions of existing leases and tenant improvements with respect to New Leases or extensions of existing leases. Purchaser shall defend, indemnify and hold Seller harmless for the leasing commissions and costs of tenant improvements to be paid subsequent to the Closing Date. The provisions of this paragraph shall survive the Closing and the delivery of the Deed.

     22. ENVIRONMENTAL REPORT. Attached to this Agreement as Exhibit I is the following report (the "Report") of the Property, which Seller is delivering to Purchaser, at Purchaser's request: Phase I Environmental Assessment dated May 13, 1993 prepared by Nova Environmental Services, Inc. Seller makes no representation or warranty that the Report is accurate or complete. Purchaser hereby releases Seller from any liability whatsoever with respect to the Report, including, without limitation, the matters set forth in the Report or the accuracy and/or completeness of the Report.

     23. LIMITATION OF SELLER'S LIABILITY. No general or limited partner of Seller, nor any of its respective beneficiaries, shareholders, partners, officers, agents, employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

     24. PURCHASER'S ORGANIZATIONAL DOCUMENTS. At least ten (10) days prior to the Closing Date, Purchaser will provide Seller's attorney with copies of its organizational documents, including a certified copy of its recorded certificate of limited partnership and a true copy of its Partnership Agreement or a certified copy of its Articles of Incorporation, corporate resolutions authorizing the transaction, and an incumbency certificate, whichever is applicable.

     25. TARGET TRANSFER. In consideration of Seller executing this Agreement with Purchaser and agreeing to convey the Property on the Closing Date in accordance with the terms hereof to Purchaser, Purchaser agrees that if at any time on or before August 22, 1996 Purchaser transfers any of the Property to Target that in connection with said transfer Purchaser shall deliver and pay to Seller twenty-five (25%) percent of the net sales proceeds in excess of $5,200,000,.00 received by Purchaser from Target on the date of receipt by Purchaser of said net sale proceeds. For the purposes of this paragraph (a) Purchaser shall mean collectively and individually (i) Robert Heidenberg or Philip Schonberger, (ii) any entity to which this Agreement is assigned pursuant to paragraph 15 hereof, or (iii) any other entity or person directly or indirectly controlled by or controlling the entities described in subparagraphs (i) and (ii); (b) Target shall mean Target Stores or any subsidiary of or any other entity controlled by or controlling Target Stores or any subsidiary of same; (c) "net sale proceeds" shall mean any cash, notes or other consideration received by Purchaser in connection with said transfer and
(d) "transfer" shall mean entry into any contract to sell with, sale, pledge assignment, or lease of the Property to Target or the transfer of any direct or indirect ownership of Purchaser to Target. The provisions of this paragraph shall survive the Closing and the delivery of the Deed. At Closing Purchaser shall execute a memorandum of agreement (the "Memorandum") in the form of Exhibit K attached hereto which shall evidence Purchaser's agreements contained in this paragraph and said Memorandum shall be recorded on the Closing Date.
If subsequent to August 22, 1996 Purchaser delivers an affidavit to Seller stating that no transfer as defined herein has been done by Purchaser to Target as of the date of the affidavit Seller shall execute and deliver to Purchaser a document releasing any interest of Seller in the Property as reflected in the Memorandum.

     26.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

     27. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express or by facsimile or made by United States registered or certified mail addressed as follows:

          TO SELLER:          c/o The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A200
                              Bannockburn, Illinois  60015
                              Attn:  Ilona Adams

          with copies to:     The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A200
                              Bannockburn, Illinois  60015
                              Attn:  Al Lieberman
                              847/267-1600
                              847/317-4462 (FAX)

                              and

                              Morton M. Poznak
                              Schwartz & Freeman
                              Suite 1900
                              401 North Michigan Avenue
                              Chicago, Illinois  60611
                              312/222-0800
                              312/222-0818 (FAX)

          TO PURCHASER:       Robert Heidenberg
                              Albemarle Equities, Inc.
                              231 Farmington Ave.
                              Farmington, Connecticut 06032
                              203/678-1745
                              203/678-1098 (FAX)

          with a copy to:     Martin K. Blonder
                              Rosenthal & Schanfield
                              55 E. Monroe
                              46th Floor
                              Chicago, Illinois 60603
                              312/899-5554
                              312/236-7274 (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or on the same day if sent by facsimile before the close of business, or the next day if sent by facsimile after the close of business, or on the

4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail or by overnight courier or by facsimile as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

     28. EXECUTION OF AGREEMENT AND ESCROW AGREEMENT. Purchaser will execute three (3) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

          (1)  Earnest Money;
          (2)  One (1) fully executed copy of this Agreement; and
          (3)  Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to the Purchaser and the Seller.

     29. GOVERNING LAW. The provision contained herein with reference to retention of the Earnest Money in the event of Purchaser's default shall be governed by the laws of the State of Illinois. The remaining provisions of this Agreement shall be governed by the laws of the State of New Jersey.

     30. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

     31. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     32. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

     33. MISCELLANEOUS. In addition, it is agreed that if Purchaser at Purchaser's cost and expense cannot receive from the Title Insurer prior to the expiration of the Approval Period a commitment to provide extended coverage over the general exceptions in the Title Policy and provide a 3.1 zoning endorsement and contiguity endorsement to the Title Policy that a Notice of Disapproval shall be delivered by Purchaser to Seller and the Escrow Agent prior to the expiration of the Approval Period and the Earnest Money plus accrued interest shall then be returned to Purchaser. If Purchaser does not deliver the Notice of Disapproval then it shall be conclusively presumed that Purchaser has waived the conditions contained in this paragraph and all Earnest Money plus the interest accrued thereon shall belong to Seller unless Seller is in default hereunder.

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date set forth above.


Executed by Purchaser on           PURCHASER:
     June 6, 1996
- ------------------------           /s/Robert Heidenberg
                                   ---------------------------------
                                   Robert Heidenberg


Executed by Seller on              SELLER:
     June 7, 1996
- ------------------------           AMERICAN WAY PARTNERS, an
                                   Illinois limited partnership

                                   By:  BALCOR CURRENT INCOME PARTNERS-85,
                                        an Illinois general partnership

                                   By:  THE BALCOR COMPANY, a Delaware
                                        corporation, its general partner


                                   /s/Al Lieberman
                                   ----------------------------------
                                   Al Lieberman

Allen Cooperman and Associates ("Broker") executes this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission ("Fee") due to it as a result of the transaction described in this Agreement is the amount as set forth in the listing agreement between Broker and Seller. Broker also acknowledges that payment of the aforesaid Fee is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Broker agrees to deliver a receipt to the Seller at the Closing for the Fee and a release stating that no other fees or commissions are due to Broker from Seller or Purchaser.

                              ALLEN COOPERMAN AND ASSOCIATES


                              By:
                                   ------------------------------------

                                   EXHIBITS


A    -    Legal

B    -    Escrow Agreement

C    -    Title Commitment

D    -    Deed

E    -    Assignment of Service Contracts

F    -    Assignment of Leases and Security Deposits

G    -    Notice to Tenants

H    -    Non-Foreign Affidavit

I    -    Report

J    -    Tenant Estoppel Certificate

K    -    Memorandum of Agreement

L    -    Real Estate Leases

M    -    Assignment and Assumption of Real Estate Leases